EXHIBIT 23

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-90966) pertaining to the NuMED Home Health Care, Inc. Outside Director and Advisory Board Member Stock Option Plan, the NuMED Home Health Care, Inc. 1994 Employee Stock Option Plan and the NuMED Home Health Care, Inc. Employee Stock Purchase Plan and (Form S-8 No. 33-96570) pertaining to the NuMED Home Health Care, Inc. Retirement Profit Sharing 401(k) Plan of our report dated June 29, 1998 with respect to the consolidated financial statements of NuMED Home Health Care, Inc. for the year ended March 31, 1998 included in its Annual Report (Form 10-KSB) for the year ended March 31, 1999.


                                                               ERNST & YOUNG LLP



Cleveland, Ohio
June 28, 1999